LOAN AND SECURITY AGREEMENT
                                AMENDMENT NO. 1

         AMENDMENT made as of March 1, 1996, to the LOAN AND SECURITY AGREEMENT, dated December 13, 1994 (the "Loan Agreement"), by and between BPI PACKAGING TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 455 Somerset Avenue, North Dighton, Massachusetts 02764 ("Borrower"); and CITIZENS SAVINGS BANK, a Rhode Island banking corporation having its principal office at One Citizens Plaza, Providence, Rhode Island 02903-1339 ("Bank").

                                  WITNESSETH:

         Background. Pursuant to the Loan Agreement, the Bank has extended to the Borrower a secured revolving line of credit up to the principal sum of Five Million Dollars ($5,000,000.00). Based upon Borrower's results of operations for the three fiscal quarters ended November 1995 and the projections furnished by Borrower to Bank for Borrower's operations through the fiscal year ending February 1997, borrower and Bank have agreed to decrease the line of credit and to make certain other modifications to the Loan Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the promises herein contained, and each party intending to be legally bound hereby, the parties agree as follows:

         1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned by the Loan Agreement. Section 1 of the Loan Agreement is hereby amended by adding the following additional definitions:

                  1.29. "Balance Sheet Debt" means all indebtedness of Borrower which is or should in accordance with generally accepted accounting principles be included as liabilities on Borrower's balance sheet, excluding Subordinated Debt.

                  1.30. "Capital Base" means the tangible assets of Borrower, excluding intangible assets and deferred charges (such as goodwill, debt discount, organizational expenses, trademarks, tradenames and patents), less Balance Sheet Debt.

                  1.31. "Subordinated Debt" means indebtedness of Borrower that is subordinated to the Obligations in form and on terms satisfactory to Bank.

         2. Representations. borrower represents and warrants to Bank that:

               (a)  All of the  representations  and  warranties  set  forth  in
Section 2 of the Loan Agreement are true and correct as of the date hereof;

               (b) No event has occurred and is continuing which constitutes or, with the passage of time or the giving of notice or both, would constitute an Event of Default under the Loan Agreement as amended hereby;

               (c) The financial statements furnished to Bank by Borrower, including the balance sheets of Borrower and the related statements of income and cash flow for the three fiscal quarters ended November 1995 and notes and schedules included therewith, were prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly present the financial condition of Borrower as of the dates thereof and the results of operations for the periods then ended, and since the date of such most recent financial statements (November 1995) there has been no material adverse change in the financial condition or business of Borrower and there has been no transaction other than in the ordinary course of business of Borrower; and

               (d) The financial projections furnished to Bank by Borrower for the fiscal year ending February 1997 have been prepared in good faith, on the basis of assumptions that Borrower believes are reasonable and in accordance with generally accepted accounting practices for the preparation of accounting projections in the normal course of an on-going business, and Borrower has no reason to believe that such projections fail to take into account material or prospective circumstances or developments that should reasonably be taken into account in the preparation of such financial projections.

         3. Interest Rate. Section 1.4 of the Loan Agreement is hereby amended in its entirety effective as of the date hereof to read as follows:

                  1.4. "Borrower's Rate" means the rate of interest equal to Citizens Prime Rate plus Two and One-Half (2.50%) percent per annum.

         4. Borrowing Limit. The following subsections of Section 1.5 of the Loan Agreement are hereby amended effective as of the date hereof as follows:

                  1.5.1. "Maximum Borrowing Limit" means Four Million Dollars ($4,000,000.00).

                  1.5.4. "Inventory Base" means an amount equal to the lesser of
         (a) a percentage, equal to the Inventory Advance Rate of Eligible Inventory or (b) the


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         Inventory  Borrowing  Cap,  where the  Inventory  Advance  Rate and the
         Inventory Borrowing Cap shall change as indicated in the following table:

           PERIOD      INVENTORY ADVANCE      INVENTORY
           (1996)             RATE          BORROWING CAP
         March                 50%           $2,500,000
         April                 45%            2,250,000
         May and June          40%            2,000,000
         July                  35%            2,000,000
         August and            35%            1,500,000
         thereafter

         5. Financial Covenants. Section 7 of the Loan Agreement is hereby amended by adding the following new sections as affirmative covenants:

                  7.15. Capital Base. Maintain at all times a Capital Base in an amount not less than $19,500,000 at February 23, 1996 plus 50% of Borrower's net income after taxes for each fiscal year commencing after February 23, 1996.

                  7.16. Debt:Equity Ratio. Maintain at all times a ratio of Balance Sheet Debt to Capital Base of not greater then 0.75:1.0.

                  7.17. Debt Service Coverage. Maintain, at all times on and after May 31, 1996, on a fiscal year-to-date basis, Adjusted EBITDA in an amount not less than the sum of Interest and Tax Expense, current maturities of long-term debt (including payments becoming due in the next twelve months under capital leases) and unfinanced capital expenses during the fiscal period, where:

                           (a) "Adjusted  EBITDA" means the Borrower's  earnings
                  before   Interest  and  Tax  Expense  and   depreciation   and
                  amortization expenses accrued during the fiscal period; and

                           (b) "Interest and Tax Expense" means the interest and
                  income taxes paid or otherwise accruable by Borrower during the period.

         6. General. (a) This Amendment may be executed in any number of counterparts which together shall constitute one instrument, and shall be governed by and construed in accordance with the laws of the State of Rhode Island.

               (b) The captions in this Amendment are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.


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         (c) Except as amended hereby,  the terms of the Loan Agreement continue in full force and effect.

         IN WITNESS WHEREOF, Borrower and Bank have executed this Amendment No. 1 to the Loan Agreement on the date first above written.



                                          BPI PACKAGING TECHNOLOGIES, INC.

                                          By: /s/ Dennis N. Caulfield
                                             -----------------------------------
                                             Dennis N. Caulfield, President



                                          CITIZENS SAVINGS BANK

                                          By: /s/ Jonathan C. Neuner
                                             -----------------------------------
                                             Jonathan C. Neuner, Vice President

                              CONSENT OF GUARANTOR

         The undersigned, RC AMERICA, INC., a Delaware Corporation, hereby acknowledges and consents to the terms of the foregoing Amendment, confirms that the undersigned's Guaranty Agreement dated December 13, 1994 (the "RC Guaranty") of the obligations of BPI Packaging Technologies, Inc. to Citizens Savings Bank ("Bank"), and the Security Agreement of even date therewith (the "RC Security Agreement") securing the RC Guaranty, remain in full force and effect, and confirms that the undersigned has no defenses, offsets or counterclaims in respect of the rights of Bank under the RC Guaranty or the RC Security Agreement.



                                          RC AMERICA, INC.

                                          By: /s/ Dennis N. Caulfield
                                             -----------------------------------
                                             Dennis N. Caulfield, President


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